EXHIBIT 99.1

Voyager Oil & Gas, Inc. Reports Operations Update and 2012 Guidance

Voyager Oil & Gas, Inc. Announces Expected Filing Date of Form 10-K and Release of 2011 Annual Earnings on March 13, 2012

Operations Update

-          Average production of 570 barrels of oil equivalent (BOE) per day for the 4th quarter ended December 31, 2011.

-          As of December 31, 2011:

o   Production was 1,012 BOE per day.

o   2.99 net wells (58 gross) producing.

o   An additional 3.27 net wells were in the process of being drilled, completed or prepared for production.

-          Acquired 1,430 additional net acres at an average price of $2,116 per net acre in the fourth quarter ended December 31, 2011.

-          As of December 31, 2011, Voyager held 32,068 total net acres targeting the Bakken/Three Forks formations in the Williston Basin.

Voyager achieved its goal of participating in six net wells by the end of 2011, production from those wells is slightly less than expected due to increased drilling and completion activity in the area expanding the timeline from well spud to initial production to approximately180 days, on average, from what had typically been 90 days. J.R. Reger, the Chief Executive Officer of Voyager, commented, “The increased competition for completion crews and equipment lends further credence to Voyager’s non-operator model, as our larger operating partners can achieve better response times than we would be able to achieve on our own. We expect the time from spud to production to revert to more normal historical averages as more completion and production crews migrate to the Bakken from natural gas focused resource plays.”

2012 Guidance

-          Spud 10 net wells in 2012.

-          Of the 10 net wells spud in 2012, Voyager expects 6 wells to be producing at year end.

-          At year end 2012, Voyager expects to have daily production of approximately 2,200 to 2,500 BOE per day from approximately 12 net wells.

-          Capital expenditure budget in 2012 of approximately $70 Million.

Voyager reaffirms its guidance that it expects to spud 10 net wells in 2012. Based on the 2011 time between the spud date and initial production, Voyager currently expects approximately 6 of the 10 net wells to be producing by the end of 2012, with approximately 4 net wells in the process of being drilled or awaiting completion. J.R. Reger, the Chief Executive Officer of Voyager, commented, “We are looking forward to a robust 2012 where the operators are more focused on drilling and development than in 2011. It is a great time to be a non-operator in the Williston Basin. It’s exciting to see our operating partners accelerate development and increase the number of completion crews in the area.”

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding Voyager’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Voyager’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements. Voyager has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Voyager’s control.